                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of l934

                         (Amendment No.     1     )*
                                        ----------


                            Sterling Chemicals, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
- -------------------------------------------------------------------------------

                         (Title of Class of Securities)



                                   858903 10 7
- -------------------------------------------------------------------------------
                                 (CUSIP Number)




   Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (l) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule l3d-7.)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


         THIS SCHEDULE 13G IS RESTATED IN ITS ENTIRETY PURSUANT TO RULE 101 OF REGULATION S-T. THE EFFECTED PORTIONS REQUIRING AMENDMENT ARE IN ITEM 4 AND THE EXHIBIT.



                                                               Page 1 of 6 Pages

CUSIP No.  858903 10 7               13G


- --------------------------------------------------------------------------------
1)       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons


         CIGNA Corporation
         06-1059331

- --------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                               (a)   X
                                                               (b)

- --------------------------------------------------------------------------------
3)       SEC Use Only



- --------------------------------------------------------------------------------
4)       Citizenship or Place of Organization


         Delaware


- --------------------------------------------------------------------------------
                    (5)  Sole Voting Power
                                                            0
Number of            -----------------------------------------------------------
Shares
Beneficially        (6)  Shared Voting Power            3,092,376
Owned
by Each             ------------------------------------------------------------
Reporting
Person              (7)  Sole Dispositive Power             0
With
                    ------------------------------------------------------------

                    (8)  Shared Dispositive Power       3,092,376

- --------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         3,092,376


- --------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                                                                           ( )

- --------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9

         5.6%


- --------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)

         HC, CO

- --------------------------------------------------------------------------------

                                                               Page 2 of 6 Pages

                                      13G


                                   ITEM 1(a)

Name of Issuer:     Sterling Chemicals, Inc.
                ---------------------------------------------------------------

                                   ITEM 1(b)

Address of Issuer's Principal Executive Offices:

    1200 Smith Street, Suite 1900, Houston, TX  77002-4312
- --------------------------------------------------------------------------------


                                   ITEM 2(a)

Name of Person Filing:   CIGNA Corporation
                      ---------------------------------------------------------


                                   ITEM 2(b)

Address of Principal Business Office or, if none, Residence:

     One Liberty Place, Philadelphia, PA   19192
- --------------------------------------------------------------------------------

                                   ITEM 2(c)

Citizenship:   Delaware
            --------------------------------------------------------------------


                                   ITEM 2(d)

Title of Class of Securities:   Common Stock, $.01 par value
                             --------------------------------------------------


                                   ITEM 2(e)

CUSIP Number:    858903 10 7
             ------------------------------------------------------------------


                                     ITEM 3

Classification of Person Filing:

This statement is not filed pursuant to Rule 13d-1(b) or as an amendment to a statement filed pursuant to Rule 13d-1(b).



                                     ITEM 4

Ownership.

        The following ownership information is provided as of December 31, 1993.

         (a)     Amount Beneficially Owned:

                 3,092,376 shares of Common Stock
                 --------------------------------------------------------------

                                                               Page 3 of 6 Pages

                                      13G



       (b)    Percent of Class:

              5.6%
              -----------------------------------------------------------------

       (c)    Number of shares as to which such person has:
              (i)   sole power to vote or to direct the vote                0
                                                                ---------------

              (ii)  shared power to vote or to direct the vote      3,092,376*
                                                                ---------------

              (iii) sole power to dispose or to direct the
                    disposition of                                          0
                                                                ---------------

              (iv)  shared power to dispose or to direct the
                    disposition of                                  3,092,376*
                                                                ---------------

                    *See attached Exhibit


                                     ITEM 5

Ownership of Five Percent or Less of a Class.

              Not Applicable

                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.

              See attached Exhibit


                                     ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              See attached Exhibit

                                     ITEM 8

Identification and Classification of Members of the Group.

              Not Applicable


                                     ITEM 9

Notice of Dissolution of Group.

              Not Applicable
                                                               Page 4 of 6 Pages

                                      13G



                                    ITEM 10
CERTIFICATION


       Not Applicable


SIGNATURE.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 8, 1994
- --------------------------------------------------------------------------------
Date


/s/  David C. Kopp
- --------------------------------------------------------------------------------
Signature


David C. Kopp, Assistant Corporate Secretary
- --------------------------------------------------------------------------------
Name/Title





                                                               Page 5 of 6 Pages